EXHIBIT 99.1

News Release

170 Mt. Airy Road
Basking Ridge, NJ 07920

CONTACT:
Hooper Holmes
Robert William Jewett
Senior Vice President & General Counsel
(908) 766-5000

Financial Dynamics
Investors: John Capodanno/Theresa Kelleher
Media: Sean Leous
(212) 850-5600

HOOPER HOLMES ANNOUNCES DEPARTURE OF CEO

—Benjamin A. Currier Assumes Role of Interim CEO —

BASKING RIDGE, N.J., August 24, 2005 - Hooper Holmes, Inc. (AMEX: HH) today announced that James M. McNamee has resigned as the Company’s Chairman, President and Chief Executive Officer. Mr. McNamee’s resignation is effective immediately. Benjamin A. Currier, the Lead Director on the Company’s Board of Directors, has been elected Chairman of the Board and will assume the role of Chief Executive Officer on an interim basis. The Board will initiate a search process for Mr. McNamee’s successor immediately.

The Board expressed its appreciation to Mr. McNamee for the key leadership role he has played in the Company’s development since he joined the Company in 1968.

Mr. Currier, age 71, is a retired insurance executive, having most recently served as Senior Vice President Operations for an ING/Barings subsidiary, and prior to that as a Vice President at Allstate Life. He has served on the Board since 1996. In connection with his appointment as acting Chief Executive Officer, Mr. Currier will step down from his positions as a member of the Board’s Audit, Governance and Nominating and Compensation Committees.

In a related action, the Board elected Mr. Paul Kolacki to be a member of the Company’s Board of Directors. Mr. Kolacki, age 63, served as Executive Vice President and Chief Operating Officer of Hooper Holmes from 1991 through 2000 when he retired after 35 years with the

Company. Mr. Kolacki will perform consulting services for the Company, and will serve on the Board’s Management and Planning Committee.

About Hooper Holmes, Inc.:

Hooper Holmes provides outsourced risk assessment services to the life insurance industry through over 265 locations nationwide and in the United Kingdom, as well as claims evaluation information services to the automobile, and workers’ compensation insurance industries.

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